Exhibit 10.28

2023 Omnibus Incentive Plan
Restricted Stock Award Agreement
(for Non-Employee Directors)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of [●] (the “Date of Grant”), is made by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), and [●] (“Participant”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the National Bank Holdings Corporation 2023 Omnibus Incentive Plan (the “Plan”).

WHEREAS, NBHC has adopted the Plan to provide NBHC’s officers, employees, directors and consultants an opportunity to participate in NBHC’s future performance and align the interests of such officers, employees, directors and consultants with those of the shareholders of NBHC; and

WHEREAS, the Committee has determined that it would be in the best interests of NBHC and its shareholders to grant Participant a number of restricted shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Restricted Stock Award.
(a)Grant. NBHC hereby grants to Participant an award of Restricted Stock with respect to an aggregate of [●] restricted shares of Common Stock (the “Restricted Stock”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan.
(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.
2.Vesting.
(a)General. Except as may otherwise be provided herein, (i) one half (rounded down to the nearest whole Share if applicable) of the Shares of Restricted Stock shall vest on the 180th day following the Date of Grant and (ii) the remaining Shares of Restricted Stock shall vest on the day before the next annual meeting of shareholders that occurs after the Date of Grant, in each case, subject to Participant not having incurred a Termination of Employment as of the applicable vesting date.
(b)Termination of Employment. Except as provided in this Section 2(b), if Participant incurs a Termination of Employment, unvested Restricted Stock shall be forfeited by

Participant without consideration. Notwithstanding the foregoing, in the event that Participant incurs a Termination of Employment due to Participant’s death or Disability, the restrictions on any unvested Restricted Stock shall immediately lapse and the Restricted Stock shall be fully vested as of the date of Termination of Employment.
3.Tax Withholding. Participant (or, in the event of his or her death, any beneficiary) shall be solely responsible for any federal, state or local income or self employment taxes that he or she incurs in connection with the receipt of the award of Restricted Stock or the vesting of such Restricted Stock, and NBHC shall have no obligation or liability with respect to Participant’s (or, in the event of his or her death, any beneficiary’s) satisfaction of such taxes and shall have no withholding obligations with respect thereof.
4.Section 83(b) Election; Independent Tax Advice. Participant acknowledges that it is Participant’s sole responsibility, and not NBHC’s, to file a timely election under Section 83(b) of the Code, even if Participant requests that NBHC or its representative assist Participant in making this filing. Participant shall promptly notify NBHC of any election made pursuant to Section 83(b) of the Code. Participant acknowledges that the tax laws and regulations applicable to the Restricted Stock and the disposition of the Restricted Stock following vesting are complex and subject to change, and it is the sole responsibility of Participant to obtain Participant’s own advice as to the tax treatment of the terms of this Agreement.
5.Issuance of Restricted Stock. The Restricted Stock shall be issued by NBHC and shall be registered in Participant’s name on the stock transfer books of NBHC promptly after the Date of Grant. Any certificates representing Restricted Stock shall remain in the physical custody of NBHC or its designee at all times prior to, in the case of any particular Share of the Restricted Stock, the date on which such Share vests. Any certificates representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the National Bank Holdings Corporation 2023 Omnibus Incentive Plan and a Restricted Stock Award Agreement, dated as of [●], between National Bank Holdings Corporation and [●]. A copy of such Agreement is on file at the offices of National Bank Holdings Corporation.

As soon as practicable following the vesting of any Restricted Stock, NBHC shall ensure that its stock transfer books reflect the vesting. If certificates for the Restricted Stock exist, such certificates for such vested Restricted Stock shall be delivered to Participant or to Participant’s legal representative along with the stock powers relating thereto.

6.Dividend and Voting Rights. After the Date of Grant, Participant shall be the record owner of the Restricted Stock, unless and until such Restricted Stock is forfeited pursuant to Participant’s Termination of Employment or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of NBHC, including, without limitation, voting rights and rights to payment of cash or in-kind dividends, if any, with respect to the Restricted Stock; provided that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement and the Plan.

7.Transferability. The Restricted Stock may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against NBHC, its Subsidiaries and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Restricted Stock shall be subject to the restrictions set forth in the Plan and this Agreement.
8.Adjustment. In the event of any event described in Section 3(g) of the Plan occurring after the Date of Grant, the adjustment provisions as provided for under Section 3(g) of the Plan shall apply to the Restricted Stock.
9.Change in Control. In the event of a Change in Control of NBHC occurring after the Date of Grant, the provisions set forth in Section 11(b) of the Plan shall apply to the Restricted Stock and the Restricted Stock shall vest in full and be free of restrictions.
10.Miscellaneous.
(a)Confidentiality of this Agreement. Participant agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Participant of this covenant. This provision does not prohibit Participant from providing this information on a confidential and privileged basis to Participant’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
(b)Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Restricted Stock granted thereunder; provided that any such waiver or amendment that would impair the rights of any Participant or any holder or beneficiary of any Restricted Stock theretofore granted shall not to that extent be effective without the consent of Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(c)Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to NBHC to:

National Bank Holdings Corporation

7800 East Orchard Road, Suite 300

Greenwood Village, CO 80111

Facsimile: (855) 576-3479

Attention: General Counsel

if to Participant: at the address last on the records of NBHC.

All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv)when receipt is mechanically acknowledged, if by facsimile.

(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(e)No Rights to Service. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of NBHC or its Affiliates or shall interfere with or restrict in any way the right of NBHC or its Affiliates, which is hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.
(f)Beneficiary. Participant may file with NBHC a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with NBHC. The last such designation received by NBHC shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by NBHC prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Participant, the beneficiary shall be deemed to be his or her spouse or, if Participant is unmarried at the time of death, his or her estate.
(g)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of NBHC, its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.
(h)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.
(i)Bound by the Plan. By signing this Agreement, Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(j)Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(k)Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l)Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
11.Compliance with Legal Requirements. The grant of the Restricted Stock and any other obligations of NBHC under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate, and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NATIONAL BANK HOLDINGS CORPORATION

By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

PARTICIPANT

_______________________________________
[Name]

[Signature Page to Restricted Stock Award Agreement]